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                                                                     EXHIBIT 3.6

                  AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET
                                COLLECTIVE TRUST

                  FOURTH AMENDED AND RESTATED FUND DECLARATION

                           LARGE-CAP VALUE EQUITY FUND

                          (FORMERLY VALUE EQUITY FUND)

     Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, and as amended as of July 31, 1995 and as further amended as of the date hereof (the "Declaration of Trust"), which authorizes State Street Bank and Trust Company as trustee ("State Street" or the "Trustee") of the American Bar Association Members/State Street Collective Trust (the "Collective Trust") to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of July 15, 2002 State Street hereby amends and restates the Fund Declaration dated May 31, 2000 of the Value Equity Fund, an investment fund established under the Collective Trust (the "Fund"). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

     1. Investment Objective. The Large-Cap Value Equity Fund's investment objective is to achieve long-term growth of capital and dividend income. The Fund seeks to outperform, over extended periods of time, broad measures of the domestic stock market.

     2. Investment Guidelines and Restrictions. The assets of the Fund will be invested and reinvested primarily in common stocks issued by large capitalization companies (those with market capitalizations greater than $1 billion at the time of investment) that are believed to be under-valued in the market-place, provided that the Trustee may invest a portion of the assets of the Fund in other equity-related securities, such as convertible securities, preferred stock and warrants, and may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including investment grade bonds and debentures and high quality short-term instruments, if the Trustee, in the reasonable exercise of its fiduciary discretion, determines that such investments may contribute to the attainment of the Fund's investment objective. The Trustee shall not invest more than 35% of the assets of the Fund in non-equity securities or in companies that do not meet the market capitalization criteria set forth above, except under the circumstances enumerated in Section 3.03(c) of the Declaration of Trust. The Fund may invest up to 15% of its assets in securities of foreign companies. Securities of such foreign companies may be held by the Fund directly or indirectly through American Depositary Receipts or European Depositary Receipts. The Fund may seek to replicate an index, or other basket of securities, that is comprised of securities consistent with the

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Fund's objective. All of the investments by the Fund may be made through collective investment funds maintained by State Street, so long as such collective investment funds comply with the investment guidelines and restrictions described herein.

     It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

     The Fund will not:

     (a) trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

     (b) make an investment in order to exercise control or management over a company;

     (c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

     (d) trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

     (e)  write uncovered options;

     (f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or reported on Nasdaq National Market if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

     (g)  invest in securities of registered investment companies;

     (h)  invest in oil, gas or mineral leases;

     (i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions; or

     (j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of

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          indebtedness, (ii) engaging in repurchase agreement transactions and
          (iii) making loans of portfolio securities.

     3. Initial Value of Units of the Fund. The initial value of Units of the Fund was $12.00 on September 5, 1995.

     4. Restrictions on Withdrawal and Transfer. There are no restrictions on withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Fund on any Business Day.

     5. Trustee, Management and Administrative Fees. For services rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

     6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

     7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

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     IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amended and Restated Fund Declaration for the Large-Cap Value Equity Fund by its proper officer as of April 15, 2002.

ATTEST:                                     STATE STREET BANK AND TRUST
                                            COMPANY


By:                                         By:
   -----------------------------               ---------------------------------
   Name:                                       Name:
   Title:                                      Title:

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                                                                               5

                           LARGE-CAP VALUE EQUITY FUND

                  FOURTH AMENDED AND RESTATED FUND DECLARATION

                                   SCHEDULE A

     For services rendered to the Large-Cap Value Equity Fund, the Trustee shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment fund maintained by the Trustee:

Aggregate Value of Assets in the Balanced, Index
Equity, Intermediate Bond,  International Equity,
Large-Cap Growth Equity, Large-Cap Value Equity,
Mid-Cap Growth Equity, Mid-Cap Value Equity,
Small-Cap Equity, and Stable Asset Return Funds         Rate

First$1.0 billion                                       .155%
Next $1.8 billion                                       .058
Over $2.8 billion                                       .025

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                                   SCHEDULE B

                           LARGE-CAP VALUE EQUITY FUND

                  FOURTH AMENDED AND RESTATED FUND DECLARATION

The Trustee has entered into an Investment Advisor Agreement for a portion of the assets of the Fund with ALLIANCE CAPITAL MANAGEMENT L.P., and the Investment Advisor will be entitled to payment of compensation as specified therein.